UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2017

Legacy Ventures International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-199040	30-0826318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1776 Yorktown, Ste. 550 Houston, TX, 77056
(Address of Principal Executive Offices)

(713) 660-1100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Resignation of Directors

On December 21, 2017, Randall Letcavage resigned from his positions as an officer and director of Legacy Ventures International, Inc. (the “Company”).

Mr. Letcavage also resigned from his positions as an officer and director of Nexalin Technology, Inc. the Company’s operating subsidiary (“Nexalin”).

As a result of the resignation described above, there are no common officers or directors of the Company, or Nexalin, on one hand, and any other entity for which Mr. Letcavage serves as an officer or director, on the other hand.

There were no disagreements between Mr. Letcavage and us or any officer or director of the Company or Nexalin.

(b) Resignation of Officers

The disclosures set forth in Item 5.02(a) above are incorporated by reference into this Item 5.02(b).

(c) Appointment of Directors

On December 21, 2017, Mark White was appointed Interim Chief Executive Officer and Interim Chief Financial Officer of the Company. Mr. White will also retain his position as COO of the Company. In addition, Rick J. Morad was appointed the sole director of the Company.

On December 21, 2017, Mark White was appointed Interim Chief Executive Officer and Interim Chief Financial Officer of Nexalin. Mr. White will also retain his position as COO of Nexalin. In addition, Rick J. Morad was appointed sole director of Nexalin.

(d) Appointment of Officers

The disclosures set forth in Item 5.02(c) above are incorporated by reference into this Item 5.02(d).

The business background descriptions of the newly appointed officer and directors are as follows:

Mark White, President and Chief Executive Officer

In 1992, Mr. White began building a portfolio of service companies in Houston, Texas. Mark’s ability to design, develop, and implement stable and efficient business models positioned his companies as industry leaders.

In 2008, Mr. White began focusing his business interests on the evolving healthcare industry. He identified a void in successful mental health treatment and addiction treatment. His research indicated that void would be filled by the emerging digital medical technologies and treatments that focused on the health of the brain. He immediately aligned his business interests with Nexalin Technology Inc.

 Mr. White now leads the outstanding growth and development that Nexalin Technology has experienced over the last 7+ years. He is involved and instrumental in every aspect of the company including the development and understanding of Nexalin’s future in Opiate addiction treatment community. From owning and operating his own clinics and addiction centers, where he has seen first-hand the positive results the technology achieves, he has provided significant contributions to the corporate marketing strategy, manufacturing and FDA compliance, as well as coordinating international clinic trials.

Mr. White is an experienced and well-respected trainer and presenter internationally on the subject of “Brain Based Health” and “Brain Based Recovery”. He is a thought leader in the application of brain stimulation and its ability to address mental health and addiction issues in the United States. Mr. White has also appeared on several prominent news and media shows speaking on Nexalin Technology and electrical brain stimulation as a form of drug free treatment for various psychiatric disorders and addiction treatment.

Mr. White has spent the last seven years immersed in the Nexalin Technology and the patient and practitioner community. In 2010, Mr. White’s distribution company, iiCOM Strategic, became the first national distribution provider for Nexalin Technology Inc. His development of clinical models utilizing the Nexalin Technology has positioned him as an industry leader in all aspects of Nexalin and its clinical applications across the United States and more recently, China. In January of 2012, Mr. White joined the Nexalin Technology corporate team to oversee operations and the development of a successful business model. In December of 2017 was named President and CEO.

Mr. White has a background of being a successful entrepreneur and executive for over 20 years; specializing in the financial performance of service-based technology companies. He has decades of success building teams and implementing effective processes, with an emphasis on organizational development, financial stability and the quality and efficiency of services.

In addition to his considerable responsibilities with Nexalin Technology, Mr. White is the Founder of Unique Mind Care in Houston, TX, a clinical leader in the brain health arena. His focus on drug free treatments that utilize QEEG testing and treatment technologies in conjunction with Nexalin has positioned Unique Mind Care as a leader in the brain health community.

Currently Mr. White is transitioning his focus and responsibilities to a full time commitment with Nexalin Technology. He intends to position the company as a leader in the Neurostimulation and Neuromodulation community.

Rick J. Morad, Director

Mr. Morad graduated John Carroll University in 1980, with honors, BS and BA. He established Game One Inc., a family entertainment center, in 1987, and have owned and operated this business for the last 30 years. He attended John Marshall Law School in 1991 and graduated in 1995 (magna cum laude) and passed the bar that same year.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Ventures International, Inc.

Date: December 21, 2017	By:	/s/ Mark White
Name: Mark White
Title: Chief Executive Officer

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